Exhibit 10.1

Terms and Conditions

You shall be governed by the following Terms and Conditions of Service during the employment with the Company. The company reserves the right to change/modify any of the Terms and Conditions (T&C), of Employments and/or Company Policies/Regulations/Code of Conduct etc. and these Terms and Conditions shall be subject to amendments from time to time. The Company shall inform all the employees about all such policies from time to time by way of electronic mail and/or through its online portals/webpages etc. The employee shall be deemed to have agreed the same. These Terms and conditions of this Employment Contract, any other agreement signed with the Company or with any member of Syntel group of companies and any other Policies and guidelines that are provided by the Company in the Human Resources (herein referred as “HR”) Portal or as a part of the HR Policy, Information Security Policy, Policy on non- compete, confidentiality and data protection, and any other directive whether issued by way of emails or written notifications by the Company shall all be termed as “Terms of Employment” and You shall abide by the same at all times during the term of employment and beyond to the extent such terms survive the employment term.

1.	Statement of Facts

The appointment is being made on basis of Your Job Application Form and is on reliance of the contents of Your resume and other information provided by You during the course of interview and other mutual discussions. Any misleading, incorrect or fraudulent information, either written or verbal, provided by You, shall result in termination of employment forthwith at the sole discretion of the Company and You shall be liable to fully indemnify the Company for any losses suffered by the Company in this regard which shall be without prejudice and in addition to any other action/legal proceeding that the Company may take against You.

2.	Work Related

2.1	You shall devote Your full time and attention to the duties assigned to You by the Company and shall not be engaged/ involved/ interested or undertake any direct/ indirect employment/ business/ work/ assignment etc. whether full or part time and whether paid or unpaid or for any consideration or not, during or outside Your working hours), unless You have obtained Our prior written consent or during or during the term of Your employment (including any Notice Period. “Period of Notice” is defined in Section 16 without prior written permission of the Company.

2.2	You shall use Your best efforts in the performance of employment duties assigned to You from time to time and at all times, act in good faith, with honesty and integrity and in the best interests of the Company. You shall comply with all rules, regulations and procedures established by the Company in fulfilling Your duties while in employment with the Company.

2.3	In addition to the duties assigned to You, You may be required to undertake other reasonable duties from time to time, for the Company and/or any Syntel group Companies as per the discretion of the company. The Company reserves the right to transfer You to any suitable alternative position either within the Company or within any member of Syntel group Companies reasonably within Your capabilities, according to the requirements of the Company. You shall not refuse to carry out any assignment solely on the grounds that it has not been part of Your usual duties during Your employment. You shall also not be entitled to any additional compensation for carrying out any job which, in the opinion of the Company, is equivalent to the job You have been assigned earlier.

Employee Signature: /s/ Sameer Arora	1 | Page

SYNT_D_HP_T&C_16 2.2.2 (2111)	The contents of this document are company privileged, and should be treated as confidential.

2.4	Your appointment and continuous employment with the Company is subject to You being found and remaining medically (both Physically and mentally) fit. The Company reserves the right to ask You to undergo medical examination as and when considered necessary. If You are not medically fit to perform the obligations/ duties as an employee, the Company reserves the right to terminate Your employment since continued medical fitness is a pre-condition for continued employment.

3.	Location

The Company is fully entitled to place You at any of its location in India or abroad or at the Company’s customer location in India or outside India as the Company deems appropriate based on its business requirements. You shall also be subject to any transfer by the Company on a temporary or permanent basis to other job functions, departments or locations or to any member of Syntel group companies, based on the Company’s business requirements. Any rejection or non-acceptance by You shall be deemed to be a breach of the Terms of Employment and subject to disciplinary action including but not limited to termination of employment by the Company.

4.	Entitlement to Work

Procurement and timely renewal of relevant work permit in India shall solely be Your responsibility and the Company shall render reasonable assistance and support on documents that You may require for this purpose. Your employment is subject to and conditional on You being legally entitled to live and work (for the Company) in India. You undertake to notify the Company immediately if You cease to be so entitled, in which event Your employment shall be deemed terminated and no compensation (with the exception of statutory dues payable, if any) shall be payable to You by the Company. The Company shall not be responsible for any liability arising thereof.

5.	Probationary Period

Please refer to Your Employment Contract for the eligibility of the appropriate clause.

For Lateral Hire -

You shall be on probation for a period of 6 (six) months from the date of commencement of Your service, which is liable for extension at the sole discretion of the Company “Probation Period”.

If Your standard of performance, attendance or conduct is unsatisfactory at any time during this period, You may be dismissed with or without reference to our disciplinary procedure as may be applicable.

On successful completion of the probation period, Your services shall be confirmed in writing by the Company.

For Trainee Hire -

You shall be on training for a period of one year, or any other period as the Company deems necessary, from the date of commencement of Your service and You shall be required to sign a separate agreement, by way of which You agree to remain in the employment of the Company during such period of training, and for a period of one year thereafter. Such agreement shall also form part of Your employment terms with the Company. If Your standard of performance, attendance or conduct is unsatisfactory at any time during this period, You may be dismissed with or without reference to our disciplinary procedure as may be applicable.

On successful completion of training, Your services shall be confirmed in writing by the Company and thereafter, subject to any other agreement or understanding between You and the Company.

6.	Integrity and Professionalism:

6.1	The Company may conduct various checks, including but not limited to reference checks/ background checks and drug test (through a third party agency) at its sole discretion to verify and authenticate the details and all the documents furnished by You to the Company.

Employee Signature: /s/ Sameer Arora	2 | Page

SYNT_D_HP_T&C_16 2.2.2 (2111)	The contents of this document are company privileged, and should be treated as confidential.

Background Check includes but is not limited to verification of Your employment history and qualifications. The Company reserves the right to make suitable formal/informal checks with the educational institutions and Your former employers and of any other agencies/institutions, at its own discretion and You shall be deemed to have consented the Company to do so.

6.2	The Company may withdraw the offer of employment (if applicable) or terminate Your employment, in case the result of any background screening check (which may be conducted at any time prior to or during Your employment) or an act on Your part demonstrates (at the discretion of the Company) that You shall not be able to carry out the inherent requirements of Your employment to the Company’s standards of integrity and professionalism.

7.	Former Employer/s

7.1	In the event of You becoming party to any proceeding/(s) brought by any former employer at any time during or after Your employment with the Company, You recognize and agree that You shall have full and sole responsibility of responding to any such action or proceeding and that the Company shall have no responsibility whatsoever to participate in Your response to any such action or proceeding whether at Your own costs or otherwise. You agree that You are not expected, at any time, to disclose, to the Company and/or any member of Syntel group companies or its directors, officers or agents, the trade secrets or any other confidential information of Your former employer or any other entity.

7.2	You have represented to the Company that You are not subject or party to any restrictive covenant, non-compete, non-solicitation, intellectual property, or confidentiality agreement or any other agreement that would limit or restrict Your scope and ability to work in any way/any location for Syntel or any member of Syntel group of Companies.

7.3	You have represented that You are not bound by any previous agreement in any way whatsoever from Your previous employment that would limit or restrict Your scope of ability to work in any way for Syntel or any member of Syntel group of Companies. In the event of You having any obligation binding from Your previous employer, You undertake to declare and hold the Company harmless and not responsible thereby releasing the Company from any such dispute related to Your previous employment.

7.4	In case of any breach or misrepresentation on Your part in the above, the Company reserves its right to terminate Your services forthwith which shall be without prejudice to the right of the Company to be indemnified by You in respect of any litigation/proceedings that the Company or any member of Syntel group of Companies may have to face on account of Your breach or misrepresentation as above.

8.	Hours of Work

8.1	Regular office hours are from 9:00 am to 6:15 pm, with sufficient break period for lunch / snack / tea at all India Offshore locations, from Monday to Friday. Any alternative day/s of work may be notified from time to time. You shall be required to work the hours necessary to fulfill the responsibilities of Your role.

8.2	The Company reserves the right to change the above as per the requirements. The Company has the right to vary the number of hours, days and times, which You shall work to meet the needs of the business. In such cases, You shall be provided reasonable notice for the same.

9.	Remuneration

9.1	The entitlements of Your total Compensation are subject to all Company policies, procedures and/or guidelines that may be issued from time to time. All perquisites and benefits including reimbursements are subject to applicable statutory and tax provisions which may be applicable including taxation on perquisite value.

Employee Signature: /s/ Sameer Arora	3 | Page

SYNT_D_HP_T&C_16 2.2.2 (2111)	The contents of this document are company privileged, and should be treated as confidential.

9.2	Your remuneration package and salary structure has been shared with You as part of the offer letter issued to You.

10.	Retirement

You shall retire from the Company’s services on reaching the age of 60 (sixty) years or earlier if found medically unfit. The age or date of birth already given by You in Your application form would be treated as binding and final. The actual date of retirement shall be the last date of the calendar month in which You were born.

11.	Mediclaim, Personal Accident Insurance

You shall be covered by the Company’s Mediclaim and Personal Accident Insurance Policy as per its rules/ regulations, which may change from time to time.

12.	Annual Leave and Public Holidays

12.1	Your annual leave entitlement shall be 33 days per year, starting from January 1 and ending on December 31.. Additional paid holidays are declared each year for public holidays and the Company shall update the list of paid holidays for the calendar year in the internal portal of the Company.

12.2	You shall be eligible for leave as per the Policy announced by SYNTEL from time to time. All leave applications, approvals, rejections, etc., must be in line with the HR Policies as applicable from time to time. The Company reserves the right to cancel any approved leave for reasons of business requirements and You are expected to provide full co-operation and adhere to such requests of the Company. The Company is also entitled to, suo moto, ask You to go on leave for such number of days and on such terms and conditions as intimated to You by the HR Department without assigning any reason to You.

12.3	Any un-authorized leave or excess leave by You shall entitle the Company to terminate Your employment.

12.4	Full details of the policy regarding annual leave and holidays are available on the Company’s internal portal.

13.	Specialized Training & Knowledge Acquisition

13.1	If You have to undergo any specialized training in the Company or as arranged by the Company, You shall have to undertake a separate Training Agreement to serve the Company for a specific minimum period that the Company deems necessary. During this training period if Your performance is found to be unsatisfactory, SYNTEL reserves the right to terminate You from employment as per its disciplinary procedures.

13.2	On deputation to a client site for knowledge acquisition and subsequent knowledge transfer on a client’s application, either for development, enhancement, maintenance or support, You shall be understood to have gathered intellectual property on behalf of the Company, and serve the company for a minimum period of six months from the date of return to India from the Onsite engagement. This clause does not apply in the event that You are transferred, within the Company, to another client engagement where the value of the initial knowledge acquisition has diminished and therefore does not constitute knowledge attrition.

Employee Signature: /s/ Sameer Arora	4 | Page

SYNT_D_HP_T&C_16 2.2.2 (2111)	The contents of this document are company privileged, and should be treated as confidential.

14.	Confidentiality

14.1	“Confidential Information” includes knowledge about the commercial affairs and business transactions of the Company and/or any member of Syntel group of companies, including, but not limited to, information about the customers, clients, employees, suppliers, contracts , pricing structures, financial and marketing details, terms of business, proposed transactions, premises, assets, internal communications, Intellectual Property, technical systems, data, designs, formulae, product lines, projects, operational procedures, research activities, negotiating position, forward planning, technical and product developments, accounts, finances, computer software and general know-how of the Company and/or any member of Syntel group of companies (all to include whether former actual or potential).

14.2	In connection with You providing certain products and/ or services to the Company, and/ or on behalf of the Company, You shall have access to the above Confidential Information concerning the Company, any member of Syntel group of companies and the Company’s clients/ vendors. As a condition to You being given access to such information, You agree to treat any information concerning the Company, any member of Syntel group of companies and/ or the Company’s clients or vendors (whether prepared by the Company, its advisors or otherwise) which is furnished to You by or on behalf of the Company, any member of Syntel group of companies and/ or the Company’s clients (herein collectively referred to as the “Confidential Information”) in accordance with the provisions of all policies and to take or abstain from taking certain other actions herein set forth. The Confidential Information shall be solely used for the purpose of and on behalf of the Company and You further agree that disclosure of the same shall be only with prior written permission of the Company.

14.3	You acknowledge that the Company, any member of Syntel group of companies/ its clients and vendors are subject to certain privacy and information security laws and regulations, pursuant to which the Company, any member of Syntel group of companies/ its clients/vendors are required to ensure that You appropriately safeguard personal or financial information regarding the Company, any member of Syntel group of companies /its client’s former, current or prospective clients or employees (“Sensitive Data”). You agree that You shall (a) not use any of the Company’s and any member of Syntel group of companies / or its client’s Sensitive Data except to the extent necessary to carry out the obligations for which You are engaged by the Company, any member of Syntel group of companies / its client and for no other purpose, (b) not disclose the Company, any member of Syntel group of companies and/or its client’s Sensitive Data to any third party without the prior written consent and subject to the further requirements of this Section, (c) as applicable, employ administrative, technical and physical safeguards to prevent unauthorized use or disclosure of the Company, any member of Syntel group of companies / its clients Sensitive Data, (d) promptly provide information as the Company, any member of Syntel group of companies / its client may request relating to oversight obligations under applicable laws and regulations, (e) in the event of any actual or apparent theft, unauthorized use or disclosure of any of the Company, any member of Syntel group of companies /its client Sensitive Data, immediately commence all reasonable efforts to investigate and correct the causes and remediate the results thereof, and (f) as soon as practicable following discovery of any event described in clause (e) hereof, provide the Company, any member of Syntel group of companies / its client notice thereof, and such further information and assistance as may be reasonably requested.

14.4	You agree to promptly re-deliver to the Company, any member of Syntel group of companies, upon request, all Confidential Information including all Intellectual property rights; whether registered or unregistered, on any tangible media and that You shall not retain any copies, extracts or other reproductions in whole or in part of such material. You further agree that breach of this confidentiality clause could cause irreparable harm to the Company and that the Company shall be entitled to any and all injunctive and equitable relief, as well as monetary damages, including reasonable attorney fees, for such breach.

14.5	From time to time, the Company’s customers, any member of Syntel group of companies / clients and/ or other general business requirements of the Company and/or any member of Syntel group of companies may want You to sign special Non- Disclosure Agreements (“NDA”). These NDA’s may be process/ client specific or could represent a new regulatory requirement. It is clearlyunderstood that non signing of NDA shall not be a ground or justification for You to disclose the confidential or sensitive information to any third party without the prior written permission of the Company, any member of Syntel group of companies.

Employee Signature: /s/ Sameer Arora	5 | Page

SYNT_D_HP_T&C_16 2.2.2 (2111)	The contents of this document are company privileged, and should be treated as confidential.

14.6	You acknowledge and understand that

14.6.1	The confidential/sensitive information enumerated above is shared with You and/or You are given access to the same in complete trust reposed in You by the company and any unauthorized dissemination thereof would amount a breach of trust on Your part. Maintaining absolute confidentiality is crucial to the Company whose business depends upon the discretion of its employees.

14.6.2	Without prejudice to the above, a breach of this undertaking of confidentiality shall be regarded as a serious disciplinary matter and if committed by You while You are employed by the Company or Your employment with the Company shall result in disciplinary action being taken against You up to and including dismissal and/or legal proceedings (Civil, Criminal or both).

14.6.3	This obligation of secrecy shall apply to all business of the Company and any member of Syntel group of companies and shall remain in full force and effect even after You have left the service of, or ceased working with/for the Company and/or any member of Syntel group of companies.

14.6.4	The obligation of secrecy shall apply unless You have express written consent from the Company or the relevant member of Syntel group of companies to disclose the Confidential Information or You are required to do so by law.

14.6.5	You shall not during the term of Your employment and any time thereafter publish, post, share or release any information including but not limited to Confidential Information; material/information that is inappropriate or harmful to Company and/or any member of Syntel group of companies, its employees or customers; commentary, content or images that are defamatory, proprietary, harassing, libelous to the Company and/or any member of Syntel group of companies or that can create a hostile work environment on social media which is broadly understood to include blogs, wikis, micro blogs, message boards, chat rooms, electronic newsletters, online forums, social networking sites and other sites/services that permit users to share information with others.

14.6.6	You agree that the undertakings comprised in this clause are reasonable and necessary to protect the legitimate business interests of the Company and/or any member of Syntel group of companies both during and after the termination of Your employment.

15.	Data Protection

15.1	The Company may be required to process, transfer and store Your personal and sensitive data in any of the other locations of the Company or any member of Syntel group of companies that may not be Your home location (including amongst others, transfers of Your health information to another office of the Company) for inclusion in our central HR system.

15.2	By signing this contract, You acknowledge and agree that we are permitted to collect and hold personal data about You as part of our personnel and other business records and that the Company may use such information for the purpose of conducting background checks, administering Your employment and other purposes directly related to Your employment.

15.3	You agree that We may disclose such data to third parties in the event that such disclosure is in Our view required for the proper administration of Your employment and other matters directly related to Your employment. This clause applies to information held, used or disclosed in any medium.

15.4	For further information, please refer to the Information Security Policy, which is available on the Company’s internal portal.

Employee Signature: /s/ Sameer Arora	6 | Page

SYNT_D_HP_T&C_16 2.2.2 (2111)	The contents of this document are company privileged, and should be treated as confidential.

16.	Periods of Notice

16.1	You or the Company may terminate Your employment by giving the other party written notice as follows:

16.1.1	At any time during Your probationary period: 1 month;

16.1.2	After completion of Your probationary period: 3 months.

16.1.3	If you have signed any other agreement with the Company or any member of Syntel group of companies that provides for a larger notice period than enumerated in Section 16.1 (a) or (b), then that larger notice period shall apply. (The above is collectively referred to as “Notice Period”). The expression like being in the employment of the Company, during Your employment term etc., includes Notice Period also.

16.2	The Company reserves the right to make a payment of basic pay in lieu of such Notice Period.

16.3	The Company may terminate Your employment summarily with immediate notice in the event of gross misconduct or a serious breach of Your employment obligations.

16.4	We may, at any time during Your Notice Period (whether notice is given by You or by the Company), and in Our absolute discretion alter Your duties.

17.	Return of Property

When Your employment ends (or earlier on demand by the Company) You are required to return all Confidential Information, and all Syntel property and equipment in an acceptable condition.

18.	Non-Solicitation / Non-Compete / Non-Diversion

18.1	During the term of Your employment and for a period of two (2) years subsequent thereto, You shall not, without the prior written consent of the Company, directly, indirectly, or through any other party, solicit business from or perform services for any direct or indirect customer of the Company or any member of Syntel group of companies or any prospective customer of the Company whom You had any contact with or exposure to, at any time during the term of Your employment. That, You shall not, without written consent of the Company directly, indirectly, or through any other party, solicit, instigate or ask any employee to leave Syntel employment.

18.2	During the term of Your employment and for a period of two (2) years subsequent thereto, You shall not, without the prior written consent of the Company, seek engagement or employment, either full-time or contractually with any organization that is likely to deploy You on project / assignment in Offshore or Onsite client engagement where the Company or any member of Syntel group company is already working for the same client and where You had been engaged in a project with the customer/ client organization for a period exceeding two weeks.

18.3	During the term of Your employment and for a period of two (2) years subsequent thereto, You shall not, without the prior written consent of the Company, directly, indirectly, or through any other party, solicit, offer to, or accept the employment of, persons who are then, or were, during the previous six (6) months, employees of the Company or any member of Syntel group company.

18.4	This two (2) year period shall automatically be extended by any period of time commencing with the Company or any member of Syntel group company’s demand of You for compliance with this provision and the ultimate resolution of that demand either by agreement with the Company and You or by court order or arbitration award.

18.5	The restrictions above shall apply whether You act directly or indirectly, and whether on Your own behalf or for any other person, company or organisation.

18.6	You shall not, following the termination of Your employment represent Yourself or hold Yourself out as being in any way connected with the business of the Company and/or any member of Syntel group of companies.

Employee Signature: /s/ Sameer Arora	7 | Page

SYNT_D_HP_T&C_16 2.2.2 (2111)	The contents of this document are company privileged, and should be treated as confidential.

19.	Receipt of Payments and Benefits from Third Parties

Subject to any written regulations issued by the Company which may be applicable, neither You nor any member of Your family, nor any company or business entity in which You or they have an interest, are entitled to receive or obtain directly or indirectly any payment, discount, rebate, commission or other benefit from third parties in respect of any business transacted (whether or not) by You on behalf of the Company and/or any member of Syntel group of companies and if You, any member of Your family or any company or business entity in which You or they have an interest, directly or indirectly obtain any such payment, discount, rebate, commission or other benefit You shall forthwith account to the Company or the relevant member of Syntel group of companies for the amount received or the value of the benefit so obtained.

20.	Conflict of Interest

You undertake and agree to mention that You would conduct Yourself with the highest standards of integrity, honesty and fairness to avoid any conflict between Your personal interests and the interests of the Company. You further state that You(do we need to add do and would not have any direct or indirect interest in a competitor, customer/client or vendor/supplier of the Company or to any member of Syntel group of companies to the extent or nature that it affects, or appears to affect, Your responsibilities to the Company. The interest shall also apply in the manner of seeking or accepting any form of benefit, gift, privilege, financial interest, employment with or become directly or indirectly involved as an independent contractor, consultant or otherwise with any competitor/client/vendor of the Company or any member of Syntel group of companies. You shall not personally take advantage of a business opportunity rightfully belonging to the Company or any member of Syntel group of companies or derive personal profit, gain or advantage (other than rightful compensation from the Company) as a result of any transaction undertaken on behalf of the Company or any member of Syntel group of companies.

21.	Policies and Procedures

21.1	The Company has adopted a number of employment and business policies and procedures. You must comply with the Company’s policies and procedures (as amended, removed or replaced from time to time), including the Code of Conduct.

21.2	You shall have access to all of the Company policies and procedures including the Code of Conduct, on the Company’s internal portal site. You must familiarise Yourself with them and You agree to be bound by them as applicable from time to time. No separate agreement is required for You to be bound by such policies and procedures from time to time.

21.3	We reserve the right to change existing policies and procedures or introduce new ones from time to time. Information about new policies and procedures or changes to existing ones including the Code of Conduct shall be communicated through the Company’s Internal portal and/or employee communications.

21.4	Disciplinary procedures or any other applicable procedures in the circumstances may be implemented for failure to comply with the Company’s policies and procedures up to and including dismissal.

21.5	You also declare that You have not been convicted nor pleaded guilty for violating any central, state or local law, regulation or ordinance nor has any criminal charges presently pending before any court of law.

21.6	You understand and agree that You shall not involve/make the Company and/or any member of Syntel group of companies, as a party or otherwise, into any disputes/court proceedings/investigations/allegations arising out of or related to any matter which is personal to You. You also agree and undertake to keep the Company and/or any member of Syntel group of companies indemnified at all times should the Company and/or any member of Syntel group of companies suffers or incurs any damages and expenses whatsoever in this regard.

Employee Signature: /s/ Sameer Arora	8 | Page

SYNT_D_HP_T&C_16 2.2.2 (2111)	The contents of this document are company privileged, and should be treated as confidential.

21.7	Should You be alleged/convicted in any crime or offence in any country of whatsoever nature, You shall immediately inform Our HR and adhere to all the disciplinary procedures as the circumstances may demand.

22.	Software and Intellectual Property Rights

22.1	You are strictly prohibited from using or bringing in or installing or downloading any unauthorized / infringed copies of software or products into the office premises (also includes work place at the Company’s / any member of Syntel group of companies / its client’s office premises) or on Company (or any member of Syntel group of companies) or client provided computers and equipment. No product or software shall be procured, used or installed from any external sources or copying software from one computer system to another without the prior written approval by the Company’s or its client’s appropriate authority for Information Security protection and any non-compliance shall be considered a serious breach with punitive penalties and action. You shall also not violate any terms of any of the products or licenses that are provided to You for use by the Company or its Client as part of the job assigned to You from time to time, and protect the Company’s and/or any member of Syntel group of companies and its client’s (including any third party’s) intellectual property rights (“IPR”) and adhere to applicable laws/regulations including IPR related rules and regulations of the Company’s / member of Syntel group of companies/ its client’s.

22.2	Any violation, infringement or breach of the terms of IPR rights of the Company / any member of Syntel group of companies /its clients or infringement of their IPR rights otherwise shall be considered a material breach of Terms of Employment and the Company is entitled to take strict action against You and claim damages, costs and expenses of rectifying such breach including legal proceedings and termination of employment contract. You shall read and understand the Company’s / all member of Syntel group of companies / its Client’s Information Security Policy/ IPR related rules & regulations and fully adhere to the same during the term of employment and thereafter to the extent any obligations survive termination of employment.

22.3	You agree to inform the Company, full details of all the inventions, discoveries, concepts and ideas (collectively called “Developments”), whether patentable or not, including but not limited to, hardware and apparatus, products, processes and methods, formulae, computer programs and techniques, software as well as any improvements and related knowledge, which You conceive, improve, complete, or have put in to practice (whether alone or jointly with others) while being in the employment of the Company, and which relate to the present or prospective business, work or investigations of the Company and/or any member of Syntel group of companies ; or which result from any work You do, using any equipment, facilities, materials or personnel or time of the Company and/or any member of Syntel group of companies; or which has or have been developed by You or under You’r supervision, or which results from or are suggested by any work, which You do or may do for the Company and/or any member of Syntel group of companies.

22.4	The ownership of all “Developmental” work and documentation created by You shall from the moment of its creation, vest in the Company and/or any member of Syntel group of companies as the exclusive owner. You shall , if so required by the company, execute a separate agreement assigning to the Company and/or any member of Syntel group of companies / its nominees, agents, etc. , Your entire right, title and interest (including all proprietory, moral and fringe rights) in :

22.4.1	All Developments;

22.4.2	All trademarks, copyrights and mask work rights and all intellectual property rights/industrial property rights in the Developments; and

Employee Signature: /s/ Sameer Arora	9 | Page

SYNT_D_HP_T&C_16 2.2.2 (2111)	The contents of this document are company privileged, and should be treated as confidential.

22.4.3	All patent applications filed, patents granted on any development, including those in foreign countries, which You conceive or make (whether alone or with others ) while being in the employment of the Company or within two (2) years of the end of Your employment (if conceived as a result of Your employment). In case You are unable to or otherwise do not execute any required agreements to enable the Company/ or any member of Syntel group of companies to further protect its rights, You irrevocably appoint the Company as Your attorney to execute all such agreement and they shall be binding on You as if You had agreements and they shall be binding on You as if You had personally executed them.

22.5	You acknowledge existence of the Company’s/ any member of Syntel group of companies / its clients present and future products, know how, processes, software products, programs, codes, documentation and flowcharts in any form and agrees to abide by the procedures of the Copyright/ Trademark/ Patents/ Design/ other IPR laws in force in India and foreign countries, which prohibits the reproduction of such protected works, in whole or in part, or in any form or by any other means, without the prior written permission of the Company and/or any member of Syntel group of companies / its clients as the case may be.

22.6	You assign to the Company and/or any member of Syntel group of companies Your entire right, title and interest in any invention or improvement that You might make solely or jointly with others, during the course of Your employment with the Company relating to any and all products/ services/ software/ software tools, marketed or manufactured or developed and that You shall perform any acts and execute such documents without expenses to You which, in the judgments of the Company and/or any member of Syntel group of companies or its attorneys may be needful or desirable to secure to the Company and/or any member of Syntel group of companies, patent/ IPR protection and any/ all rights relating to such invention or improvement.

22.7	You acknowledge and agree that all of the Company and/or any member of Syntel group of companies / its client’s Confidential Information, sensitive data and work product developed as a result of Your engagement and employment by the Company / any member of Syntel group of companies / its client, including, in each case, any derivative works thereof shall remain, the property of the Company and/or any member of Syntel group of companies / its client as applicable. Any work product, materials or deliverables developed as a result of Your engagement by the Company / any member of Syntel group of companies / its client shall be considered “works made for hire,” and to the extent that exclusive title and ownership rights may not originally vest in the Company and/or any member of Syntel group of companies / its client, as contemplated hereunder, You shall irrevocably assign, transfer and convey to all rights, title and interest therein. In case You are unable to or otherwise do not execute any required agreements to enable the Company/ or any member of Syntel group of companies to further protect its rights, You irrevocably appoint the Company as Your attorney to execute all such agreement and they shall be binding on You as if You had agreements and they shall be binding on You as if You had personally executed them.

23	Information, Assets and Systems

When You join the Company You may have access to phones, e-mail, the Company’s internal portal, internet and other equipment and systems. These form part of Our IT and communication systems and You shall be required to use them in accordance with the policies relating to them. We may implement Our disciplinary procedure if You fail to comply with them and in certain circumstances, this could amount to gross misconduct leading to dismissal. You should refer and adhere to the Code of Conduct and the Company Policy Standards for further information on these policies.

24	Deductions from Remuneration

The Company may deduct from Your remuneration any overpayment made to You, any benefits including leave taken by You beyond entitlement or amounts owed by You to the Company, to the extent permitted by law.

25	Discipline

25.1	Details of our disciplinary procedures are available on the Company’s internal portal.

These procedures do not form part of Your Employment Agreement.

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SYNT_D_HP_T&C_16 2.2.2 (2111)	The contents of this document are company privileged, and should be treated as confidential.

25.2	We reserve the right to place You on leave of absence (“Suspension”) at any time during Your employment, on terms and for periods as we determine appropriate pursuant to applicable laws. This includes (but is not limited to) where we are carrying out investigation and/or disciplinary procedures against You for breach of Terms of Employment or other allied matters.

26	Taxes

You shall be solely responsible for declaring and paying all taxes to the relevant tax authorities due on payments made and benefits provided to You by the Company and/or any member of Syntel group of companies. The Company shall deduct any statutory dues/taxes from amounts paid to You, as per applicable laws.

27	Changes to Your Terms of Employment

27.1	On matters not specifically covered in the Terms of Employment, You shall be governed by the Company’s Policies/ Terms and Conditions/ service rules, practices, etc. which are liable for modifications, additions, total or partial withdrawal, suspension/ revocation, etc. from time to time. The Company’s decision on all such matters shall be final and binding on You.

27.2	In relation to the benefits (not being a statutory benefit) referred to in this Employment Agreement, we reserve the right to withdraw or alter their terms without notice at any time. We shall exercise reasonable discretion if We change the benefits or exclude You from them

27.3	You acknowledge and agree that Your employment with the Company may be transferred to another company within the Syntel group of companies (as may be determined by the Company). You shall execute all documents necessary or desirable to affect such transfer.

27.4	The Company shall, as per its business requirements, depute/assign You to any country outside India and/or any member of Syntel group of companies after providing You with reasonable notice thereof. In the event of You being so deputed/assigned, You shall, subject to Our deputation policy of the respective country, overseas deputation agreement and other related documents signed by You in this regard, be strictly bound by this Employment Agreement.

28	Warranty

You represent and warrant that You are not subject to any agreement, arrangement, contract, understanding, court order or otherwise, which in any way directly or indirectly restricts or prohibits You from fully performing the duties of Your employment, or any of them, in accordance with the terms and conditions of this Employment Agreement.

29	Arbitration

All disputes or differences what so ever arising between the parties hereto or out of or related to this Employment Agreement or the construction or meaning and operation or effect of this Employment Agreement or the breach thereof shall be settled by a single arbitrator appointed by the Company in Pune or Mumbai (as decided by the Company), in accordance with the Arbitration & Conciliation Act, 1996 (and any statutory modification or re-enactment thereof) and the award made in pursuant thereof shall be binding on both the parties hereto. You or the Company may demand arbitration by giving a written notice of seven days to the other party stating the nature of the dispute/ difference.

30	Governing Laws

The interpretation and enforcement of this Employment Agreement shall be governed by and construed in all respects in accordance with the laws of India and the parties submit themselves to the exclusive jurisdiction of the courts in Pune or Mumbai (as decided by the Company).

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SYNT_D_HP_T&C_16 2.2.2 (2111)	The contents of this document are company privileged, and should be treated as confidential.

31	Remedies

31.1	Notwithstanding Clause 30 above (Arbitration clause), You agree that Your failure or neglect to perform, keep, or observe any term, provision, condition, covenant, warranty, or representation contained in this Employment Agreement, may cause immediate and irreparable harm and that the Company, in addition to all other remedies available to it, shall be entitled to immediate injunctive and equitable relief from a court having jurisdiction to prevent any breach and to secure the enforcement of its rights hereunder without being required to refer the matter to arbitration.

31.2	Remedies for damages incurring prior to the Company’s knowledge of breach or until action in breach ends and related in any way to the effects of the breach shall include but not be limited to monetary damage, liquidated damages, attorney’s fees and other compensation related to the action.

32	Entire Agreement

These terms and conditions supersede any previous agreement, whether oral or in writing, between You and the Company or any other member of Syntel group of companies in relation to the matters dealt herein and represent the entire agreement between You and the Company. This Employment Agreement or any part thereof may be modified in writing and all such modifications shall be effective when signed by both the parties hereto.

33	Severability

If any clause in this Employment Agreement/ the Terms of Employment is held invalid, illegal or unenforceable for any reason, that provision shall be severed and the remainder of the provisions of this Employment Agreement will continue in full force and effect as if this Employment Agreement/ the Terms of Employment had been executed without such invalid provision/s.

34	Survival of Obligations

The obligations of the parties under this Employment Agreement that the parties have expressly agreed will survive termination or expiration of this Employment Agreement or which, by their nature, would continue beyond the expiration or termination of this Employment Agreement, will survive such expiration or termination.

35	Waiver

It is hereby agreed that failure of the Company to enforce at any time or for any period of time the terms and conditions contained herein shall not be construed to be waiver of any of the terms and conditions or of the right thereafter to enforce each and every term and condition of this Employment Agreement.

36	Clarifications

For any further clarifications about the above clauses or any interpretation of the above clauses, You shall approach the HR team at the earliest.

You are requested to produce all the documents in original as mentioned in the checklist attached, on Your date of joining.

37	Joining Instructions

You need to submit all the desired documents, as enumerated by the recruiter, at the time of joining. However, if for some reason You are unable to submit it on the day of joining, You shall execute and submit to the Company a self-declaration in this regard indicating the timeframe by when these documents shall be submitted by You. The maximum time frame for submission of any such documents by you shall be 4 weeks, unless extension of the timeframe is expressly agreed by the company in writing.

The company may terminate your employment immediately without notice, if you do not furnish any such document within the specified timeframe..

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SYNT_D_HP_T&C_16 2.2.2 (2111)	The contents of this document are company privileged, and should be treated as confidential.

38	Notices

All notices under this Employment Agreement shall be sent by post and email at the following addresses.

For Syntel Private Limited

Address: Unit 112, SDF IV, Seepz, Andheri (East), Mumbai – 400 096. India

Employee Name and Address

For

Address:

Each party shall notify the other about any change in address at least 15 days prior to the change happening. Notice sent to you at the above address or the current communication address as per company records shall be deemed as sufficient service during and after the term of this Employment Contract.

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SYNT_D_HP_T&C_16 2.2.2 (2111)	The contents of this document are company privileged, and should be treated as confidential.